Exhibit 99.2

First Breach Completes First Autonomous Flight of Proprietary Drone Prototype

Prototype completes its first fully autonomous mission, demonstrating flight from takeoff to landing without manual pilot input.

Company advances porting of the flight stack to PX4 as it continues toward completion of initial prototypes in Q4 2026 and scaled production in Q2 2027.

HAGERSTOWN, MD / October 13, 2026 / First Breach Inc. (NASDAQ:FBDT) (“First Breach” or the “Company”), an American-made defense technologies company focused on vertically integrated ammunition production and next-generation unmanned aerial systems, today announced that its proprietary drone prototype has completed its first autonomous flight, and provided an update on the development of the platform’s flight software under its strategic agreement with Hellbender, Inc.

POC in flight, with payload

“Untethered flight showed we had a vehicle. Autonomous flight shows we have a system,” said Jeffrey Low, Co-Founder and Chief Executive Officer of First Breach. “The aircraft was given a mission and it executed that mission on its own, from takeoff to landing. This is an important step toward the capabilities we intend to offer defense and government customers. Our focus now is on further testing, expanding mission capabilities, and preparing the platform for American manufacturing.”

During the test, the prototype took off, followed a predetermined route using satellite navigation, returned, and landed without manual control input. The mission was flown on Betaflight, the open-source flight control firmware on which the Company’s flight controller was first brought up, and validated the full autonomy loop of guidance, navigation, and control on the current prototype.

With the autonomy loop closed, the Company is now porting its flight stack to PX4, the open-source autopilot widely used across defense, industrial, and research unmanned systems. PX4’s mission planning, failsafe, and sensor integration framework provides the foundation for the more complex mission profiles and payload behaviors the Company intends to support as the platform moves from prototype to production. The port is in process and runs in parallel with ongoing airframe and electronics iteration.

Prototype specifications

Proof-of-concept build; subject to change ahead of production.

The current prototype is a four-rotor Class 1 platform with an all-up weight of approximately 2.2 kg and a payload capacity of roughly 500 g via a Picatinny rail and electrical interface. It has demonstrated an effective range of 2 km, an endurance of approximately 10 minutes, a cruise speed of 50 km/h, and a maximum speed of 120 km/h. Navigation is GNSS with visual-inertial augmentation, and the control link is 900 MHz MAVLink. The platform uses swappable LiPo batteries and is designed for field assembly in under ten minutes.

The Company continues to target completion of its initial prototypes in the fourth quarter of 2026 and the start of scaled production in the second quarter of 2027, with a targeted production capacity of more than 2,500 drones per week as manufacturing operations expand.

“Three milestones in a matter of weeks, each one building on the last, demonstrate the pace of First Breach’s drone development program,” said Brett Phillips, Chief Revenue Officer of Hellbender. “We are building on that progress by advancing mission capabilities and preparing the platform for volume manufacturing on American soil, without compromise. That is what we are doing.”

About First Breach

First Breach Inc. is an ISO 9001:2015 certified, American-made defense technologies company focused on manufacturing match-grade ammunition components, finished ammunition, and developing next-generation unmanned aerial systems for commercial, law enforcement, and military markets. The Company manufactures its products in-house at its Hagerstown, Maryland facility, where it produces brass cups, casings, projectiles, lead cores, lead wire, and completed ammunition with rigorous quality control standards. First Breach is also advancing its drone strategy through the development of U.S.-made unmanned systems, leveraging advanced engineering, robotics, ISR and sensor technologies, and precision manufacturing capabilities to address evolving defense, homeland security, law enforcement, and commercial requirements across domestic and international markets.

For more information, please visit: First Breach Inc.

About Hellbender

Hellbender, Inc. is a Pittsburgh-based engineering and advanced manufacturing company specializing in physical AI, computer vision, drones, robotics, electronics design, and automated manufacturing. Operating from approximately 90,000 square feet of facilities, the company provides integrated product development capabilities spanning engineering, prototyping, printed circuit board assembly, advanced sensor integration, robotic manufacturing, and production testing. More than 25% of Hellbender’s workforce consists of military veterans, supporting its commitment to American manufacturing and technical innovation.

For more information, please visit: Hellbender

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and include statements regarding the Company’s expectations, beliefs, plans, objectives, strategies, future events, future performance, business prospects, growth initiatives, acquisitions, market opportunities, capital resources, operational objectives, and other statements that are predictive in nature. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on management’s current expectations, assumptions, and beliefs regarding future developments and their potential effect on the Company. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in economic, business, market, competitive, regulatory, technological, legal, and geopolitical conditions; the Company’s ability to execute its business strategy; access to capital and financing; customer demand; industry developments; and other risks and uncertainties described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the Company undertakes no obligation to update, revise, or publicly disclose any revisions to any forward-looking statements to reflect events, circumstances, or changes in expectations occurring after the date of this press release.

Investor Relations
Frank Pogubila
Partner
Integrous Communications
Phone: 951.946.5288
Email: fpogubila@integcom.us
Website: www.firstbreach.com

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